Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2020 RESULTS

Net Income of $0.14 Per Diluted Share

Normalized FFO of $0.29 Per Diluted Share

Company Issues Updated 2020 Full-Year Normalized FFO Guidance of $1.09 to $1.13 Per Diluted Share

Board of Directors Declared Cash Dividend of $0.11 Per Common Share

VIRGINIA BEACH, VA, August 4, 2020 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended June 30, 2020 and provided an update on current events and the impact of COVID-19.

Second Quarter and Recent Highlights:

•
Net income attributable to common stockholders and OP Unit holders of $11.2 million, or $0.14 per diluted share, compared to $6.0 million, or $0.08 per diluted share, for the three months ended June 30, 2019.

•
Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $22.0 million, or $0.28 per diluted share, compared to $19.1 million, or $0.27 per diluted share, for the three months ended June 30, 2019. See "Non-GAAP Financial Measures."

•
Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $22.6 million, or $0.29 per diluted share, compared to $21.2 million, or $0.30 per diluted share, for the three months ended June 30, 2019.

•
Issued updated 2020 full-year Normalized FFO guidance in the range of $1.09 to $1.13 per diluted share. The Company's executive management will provide further details regarding its 2020 earnings guidance during today's webcast and conference call.

•
Core operating property portfolio occupancy at 93.6% as of June 30, 2020 compared to 95.6% as of March 31, 2020. The Company's June 30, 2020 occupancy includes office at 97.0%, retail at 95.1%, and multifamily at 87.9%. Without the seasonal effect of the student housing properties, multifamily occupancy was 93.9% , which is higher than the sector's occupancy of 93.5% at March 31, 2020.

•
Positive releasing spreads on office lease renewals during the second quarter of 8.6% on a GAAP basis and 4.7% on a cash basis. Positive releasing spreads on retail lease renewals during the second quarter of 7.7% on a GAAP basis and 5.5% on a cash basis.

•
Collected 87% of portfolio rents for the second quarter, including 100% of office tenant rents, 99% of multifamily tenant rents, and 72% of retail tenant rents. See pages 27-28 of the supplemental financial package for more details.

•	Collected 93% of portfolio rents for the month of July, including 100% of office tenant rents, 97% of multifamily tenant rents, and 86% of retail tenant rents.

•	Ended the second quarter with $193.7 million of third-party construction backlog. All third-party construction sites remain active and fully operational.

•	Sold a portfolio of seven unencumbered retail assets comprising over 630,000 square feet, or 15% of the Company's retail portfolio, for $90.0 million.

•	Terminated the 69,000 square foot lease with WeWork for the top two floors of the Wills Wharf office building at Harbor Point on the Baltimore waterfront.

•	Board of Directors declared third quarter cash dividend of $0.11 per common share payable on October 8, 2020 to stockholders of record on September 30, 2020.

•
Board of Directors declared cash dividend of $0.421875 per share on its Series A Cumulative Redeemable Perpetual Preferred Stock payable on October 15, 2020 to stockholders of record on October 1, 2020.

•	Student housing portfolio 95% pre-leased for the 2020-2021 academic year.

"Although there remains a fair amount of uncertainty surrounding the effects of the virus on the economy, I am pleased to report that the first half of 2020 represented the strongest six months of earnings in our Company's history," said Louis Haddad, President & CEO. "We believe that with our multiple property types and operating divisions, we will thrive in what will likely be a slow and uneven return to normalcy over the next 18 to 24 months. Over the next few quarters, we believe that investors will recognize the demonstrable strength of our diversified model, the quality of our portfolio, the value of our construction and development platforms, and the determination of our management team, one that has successfully guided this Company through the previous four economic downturns."

Financial Results

Net income attributable to common stockholders and OP Unit holders for the second quarter increased to $11.2 million compared to $6.0 million for the second quarter of 2019. The period-over-period change was primarily due to increased operating income from the property portfolio as a result of property acquisitions and the completion of development projects. Additionally, the increase was caused by the gain on sale recorded upon the disposition of operating properties during the second quarter of 2020 and changes in fair value of interest rate derivatives. These increases were partially offset by a decrease in interest income and an increase in the allowance for bad debt (recorded as an adjustment to rental revenues) in the retail portfolio as a result of the COVID-19 pandemic.

Normalized FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $22.6 million compared to $21.2 million for the second quarter of 2019. FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $22.0 million compared to $19.1 million for the second quarter of 2019. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions and completion of development projects. These increases in Normalized FFO and FFO were partially offset by decreased interest income and an increase in the allowance for bad debt (recorded as an adjustment to rental revenues) in the retail portfolio as a result of the COVID-19 pandemic.

Operating Performance

At the end of the second quarter, the Company’s office, retail and multifamily core operating property portfolios were 97.0%, 95.1% and 87.9% occupied, respectively. Without the seasonal effect of the student housing properties, multifamily occupancy was 93.9% , which is higher than the sector's occupancy of 93.5% at March 31, 2020.

Total construction contract backlog was $193.7 million at the end of the second quarter.

Balance Sheet and Financing Activity

As of June 30, 2020, the Company had $956.7 million of total debt outstanding, including $80.0 million outstanding under its revolving credit facility and $205.0 million under its senior unsecured term loan facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 61% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of June 30, 2020. After giving effect to LIBOR interest rate caps with strike prices at or below 275 basis points as of June 30, 2020, 100% of the Company’s debt was either fixed or hedged.

As part of the sale of seven unencumbered retail assets, the Company repaid $61.9 million on its revolving credit facility. As of June 30, 2020, the outstanding balance on the revolving credit facility was $80.0 million; as a result of the sale of the retail assets and the related reduction in our unencumbered base, borrowing capacity under the revolving credit facility was reduced to $100.0 million from $150.0 million. The Company has no debt maturing during the remainder of 2020.

The Company is currently in compliance with all debt covenants.

Outlook

The Company issued updated 2020 full-year Normalized FFO guidance in the range to $1.09 to $1.13 per diluted share. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2020 earnings guidance during today's webcast and conference call.

Full-year 2020 Guidance [1]	Expected Ranges
Total NOI	$107.0M	$108.9M
Construction Segment Gross Profit	$7.3M	$8.0M
G&A Expenses	$12.9M	$13.5M
Mezzanine Interest Income	$19.5M	$20.0M
Interest Expense	$29.3M	$30.3M
Normalized FFO per diluted share [2]	$1.09	$1.13

[1] Includes the following assumptions:

•	Disposition of two unencumbered assets for $13M in cash proceeds at the end of the third quarter

•	Acquisition of Nexton Square and Edison Apartments in the third quarter

•	Assumes additional termination fees will be recognized in 2020

•	An additional $1.5M of bad debt write offs for the remainder of 2020

•	Interest expense is calculated based on Forward LIBOR Curve, which forecasts rates ending the year at 0.16%

•	Opportunistic use of the preferred stock ATM

[2] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, August 4, 2020 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, September 4, 2020 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13704894.

This quarter, given the combined high volume of conference calls occurring during this time of year generally and the impact that the COVID-19 virus has had on staffing and capacity at our conference call provider, we anticipate potential delays if you dial in to be connected to the live call. As a result we encourage stockholders and interested parties to join us for the Company’s earnings results discussion via the webcast link. If you choose to dial in to the live call please allow extra time to be connected to the call.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the other documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to borrow amounts subject to existing construction loan commitments; (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses and financial condition that adversely affect the ability and willingness of the Company’s tenants and other third parties to satisfy their rent and other obligations to the Company, including deferred rent; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases; and (iv) federal, state and local government initiatives to mitigate the impact of the COVID-19 pandemic, including additional restrictions on business activities, shelter-in place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to continue construction on development and construction projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the COVID-19 pandemic on its results of operations, financial condition, dividend policy, acquisition and disposition activities and growth opportunities; and (d) the Company’s ability to maintain compliance with the covenants under its existing debt agreements or to obtain modifications to such covenants from the applicable lenders.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,431,527	$1,460,723
Held for development	13,607	5,000
Construction in progress	108,444	140,601
	1,553,578	1,606,324
Accumulated depreciation	(232,108)	(224,738)
Net real estate investments	1,321,470	1,381,586
Real estate investments held for sale	—	1,460
Cash and cash equivalents	70,979	39,232
Restricted cash	4,132	4,347
Accounts receivable, net	28,461	23,470
Notes receivable, net	182,245	159,371
Construction receivables, including retentions, net	42,787	36,361
Construction contract costs and estimated earnings in excess of billings, net	333	249
Operating lease right-of-use assets	32,907	33,088
Finance lease right-of-use assets	23,837	24,130
Acquired lease intangible assets, net	55,832	68,702
Other assets	35,883	32,901
Total Assets	$1,798,866	$1,804,897
LIABILITIES AND EQUITY
Indebtedness, net	$953,753	$950,537
Accounts payable and accrued liabilities	22,705	17,803
Construction payables, including retentions	58,253	53,382
Billings in excess of construction contract costs and estimated earnings	9,320	5,306
Operating lease liabilities	41,550	41,474
Finance lease liabilities	17,928	17,903
Other liabilities	48,411	63,045
Total Liabilities	1,151,920	1,149,450
Total Equity	646,946	655,447
Total Liabilities and Equity	$1,798,866	$1,804,897

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)
Revenues
Rental revenues	$39,915	$36,378	$82,204	$67,287
General contracting and real estate services revenues	57,398	21,444	104,666	38,480
Total revenues	97,313	57,822	186,870	105,767
Expenses
Rental expenses	8,309	7,915	17,684	14,640
Real estate taxes	4,233	3,451	8,566	6,579
General contracting and real estate services expenses	55,342	20,123	100,892	36,409
Depreciation and amortization	13,777	13,505	28,056	23,409
Amortization of right-of-use assets - finance leases	146	85	293	85
General and administrative expenses	2,988	2,951	6,781	6,352
Acquisition, development and other pursuit costs	502	57	529	457
Impairment charges	—	—	158	—
Total expenses	85,297	48,087	162,959	87,931
Gain on real estate dispositions	2,776	—	2,776	—
Operating income	14,792	9,735	26,687	17,836
Interest income	4,412	5,593	11,638	10,912
Interest expense on indebtedness	(6,999)	(7,491)	(14,958)	(13,377)
Interest expense on finance leases	(228)	(112)	(457)	(112)
Equity in income of unconsolidated real estate entities	—	—	—	273
Change in fair value of interest rate derivatives	(6)	(1,933)	(1,742)	(3,396)
Unrealized credit loss release (provision)	117	—	(260)	—
Other income (expense), net	286	4	344	64
Income before taxes	12,374	5,796	21,252	12,200
Income tax benefit (provision)	(65)	30	192	140
Net income	12,309	5,826	21,444	12,340
Net loss attributable to noncontrolling interests in investment entities	44	320	136	320
Preferred stock dividends	(1,175)	(154)	(2,242)	(154)
Net income attributable to common stockholders and OP Unit holders	$11,178	$5,992	$19,338	$12,506

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)
Net income attributable to common stockholders and OP Unit holders	$11,178	$5,992	$19,338	$12,506
Depreciation and amortization(1)	13,644	13,145	27,736	23,274
Gain on operating real estate dispositions	(2,776)	—	(2,776)	—
FFO attributable to common stockholders and OP Unit holders	$22,046	$19,137	$44,298	$35,780
Acquisition, development and other pursuit costs	502	57	529	457
Impairment of intangible assets and liabilities	—	—	158	—
Unrealized credit loss provision (release)	(117)	—	260	—
Amortization of right-of-use assets - finance leases	146	85	293	85
Change in fair value of interest rate derivatives	6	1,933	1,742	3,396
Normalized FFO available to common stockholders and OP Unit holders	$22,583	$21,212	$47,280	$39,718
Net income attributable to common stockholders and OP Unit holders per diluted share and unit	$0.14	$0.08	$0.25	$0.18
FFO attributable to common stockholders and OP Unit holders per diluted share and unit	$0.28	$0.27	$0.57	$0.51
Normalized FFO attributable to common stockholders and OP Unit holders per diluted share and unit	$0.29	$0.30	$0.61	$0.57
Weighted average common shares and units - diluted	77,941	71,232	77,806	69,584
________________________________________

(1) The adjustment for depreciation and amortization for the three months ended June 30, 2020 and 2019 excludes $0.1 million and $0.4 million, respectively, of depreciation attributable to the Company's joint venture partners. The adjustment for depreciation and amortization for the six months ended June 30, 2020 and 2019 excludes $0.3 million and $0.4 million, respectively, of depreciation attributable to the Company's joint venture partners. The adjustment for depreciation and amortization for the six months ended June 30, 2019 includes $0.2 million of depreciation attributable to the Company's investment in One City Center from January 1, 2019 to March 14, 2019, which was an unconsolidated real estate investment during this period.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684